Exhibit 99.1

Investor Relations:	Company Contact:
Stacy Feit, Vice President	Pam Scott
Financial Relations Board	Director of Corporate Communications
(213) 486-6549	(509) 777-6393
Red Lion Hotels Reports Third Quarter 2010 Results
Rate and Mix Initiatives Drive 8.3% Increase in RevPAR
SPOKANE, WA, November 4, 2010 — Red Lion Hotels Corporation (NYSE: RLH), a western U.S.-based owner and franchisor of midscale hotels, today announced its results for the third quarter ended September 30, 2010.
     Overview:
•	Third quarter RevPAR for owned and leased hotels increased 8.3% year-over-year; RevPAR up 3.9% year-to-date

•	ADR at owned and leased hotels up 5.8%, outpacing U.S. trends

•	EBITDA from continuing operations declined $0.3 million to $12.4 million while hotel operating margin was 31.5%, reflecting costs of growth initiatives

•	Two new franchises added in Northern California

•	$36.5 million of debt included in current liabilities while company seeks financing alternatives
Revenue from hotels during the third quarter increased to $46.2 million from $44.8 million in the prior year period. Total revenue during the third quarter was $49.8 million, compared to $50.3 million last year. EBITDA from continuing operations for the third quarter of 2010 was $12.4 million, compared to $12.7 million for the third quarter of 2009. Net income from continuing operations was $3.2 million in the quarter, or $0.17 per diluted share, compared to net income of $3.4 million, or $0.19 per diluted share, for the prior year period.
Interim President and Chief Executive Officer Jon Eliassen commented, “Our strong top-line performance in the hotel segment this quarter was fueled by a healthy 8.3% year-over-year increase in RevPAR. This gain underscores the success of our strategies to increase rate, as well as our business mix initiatives aimed at capture of the group, preferred corporate and premium transient segments. Consistent with our expectations, group demand rebounded during the third quarter and we also continued to capture share in the highest rate transient segments.”
Summary results for the third quarter and nine months ended September 30, 2010 and September 30, 2009 follow:
($ in thousands, except per share)

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	% change	2010	2009	% change

Total revenue, as reported	$49,843	$50,255	-0.8%	$126,600	$129,728	-2.4%

Results before special items: (1)
EBITDA from continuing operations	$12,377	$12,700	-2.5%	$21,798	$24,072	-9.4%
Net income (loss) from continuing operations	$3,157	$3,392	-6.9%	$(217)	$1,647	n/m
Earnings per share — diluted	$0.17	$0.19	-8.9%	$(0.01)	$0.09	n/m

Results as reported:
EBITDA from continuing operations	$12,377	$12,700	-2.5%	$20,579	$24,072	-14.5%
Net income (loss) from continuing operations	$3,157	$3,392	-6.9%	$(1,003)	$1,647	n/m
Earnings per share — diluted	$0.17	$0.19	-8.9%	$(0.05)	$0.09	n/m

(1)	Excludes $1.2 million of cash and non-cash costs recorded in the first quarter of 2010 related to the separation of the company’s former President and Chief Executive Officer included with undistributed corporate expenses.
In addition, key hotel operating metrics on a comparable basis, and reported hotel revenues and operating margin for the third quarter and nine months ended September 30, 2010 and September 30, 2009, are highlighted below for owned and leased hotels:

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	change	2010	2009	change

RevPAR (revenue per available room)	$63.46	$58.58	8.3%	$50.83	$48.90	3.9%
ADR (average daily rate)	$90.50	$85.57	5.8%	$85.74	$83.74	2.4%
Occupancy	70.1%	68.5%	1.6%	59.3%	58.4%	0.9%

Hotels revenue:
Rooms	$35,734	$32,988	8.3%	$84,934	$81,722	3.9%
Food and beverage	9,048	10,453	-13.4%	26,914	31,037	-13.3%
Other revenue	1,439	1,315	9.4%	3,625	3,170	14.4%

Total hotels revenue	$46,221	$44,756	3.3%	$115,473	$115,929	-0.4%

Hotel direct operating margin	31.5%	32.4%	-0.9%	24.8%	26.4%	-1.6%

Third Quarter 2010 Results
Comparing the third quarter of 2010 to the third quarter of 2009, RevPAR for owned and leased hotels increased 8.3%, driven by a 5.8% increase in ADR to $90.50 and a 160 basis point increase in occupancy to 70.1%. Including franchised hotels, system-wide RevPAR on a comparable basis for the quarter increased 7.2% due to a 4.8% increase in ADR and a 160 basis point increase in occupancy.
Revenue from hotels of $46.2 million increased $1.5 million, or 3.3%, from the prior year period. Rooms revenue increased approximately $2.7 million, or 8.3%, due to increased occupancy and rate as a result of business mix shifts favoring group and premium transient segments.
Food and beverage revenue declined $1.4 million compared to the prior year period primarily due to the previously announced modification to food and beverage offerings.
Hotel direct operating margin declined to 31.5% during the quarter from 32.4% in the same period in 2009. This is primarily due to investments in sales, marketing and technology, coupled with higher labor costs associated with guest service initiatives, all of which are designed to position the brand for future success.
Franchise revenue declined 4.5% year-over-year reflecting the impact of one less hotel in the system. Profitability in the segment was impacted by development expenditures associated with the company’s franchise growth strategy.
Revenue and profitability in the entertainment segment declined due to the impact of one less Best of Broadway production during the quarter versus the prior year period.
Discontinued Operations
During the quarter, the company concluded that its leased hotel in Astoria, Oregon had reached the end of its useful life. Accordingly, the operations of this facility have been classified as “discontinued operations” in the company’s financial statements. This presentation, as required under generally accepted accounting principles (“GAAP”), reports the revenue and expenses of the discontinued operations net of income taxes in one line item as “net income (loss) from discontinued operations” on the company’s statement of operations for this quarter and any comparable periods presented.
Nine Months Ended September 30, 2010 Results
Total revenue for the nine months ended September 30, 2010 was $126.6 million compared to $129.7 million in the prior year period. Revenue from hotels of $115.5 million was in line with the prior period’s results of $115.9 million. Hotel direct operating margin declined to 24.8% from 26.4% in the prior year period.
RevPAR for comparable owned and leased hotels increased 3.9%, driven by a 2.4% increase in ADR and a 90 basis point increase in occupancy. Including franchised hotels, system wide RevPAR on a comparable basis increased 2.4% due to a 1.6% increase in ADR and a 40 basis point improvement in occupancy.
Franchise Update
The Red Lion franchise development team announced that it has signed franchise license agreements with two owners of Northern California hotels. The first will be a Red Lion Inn, located in Rancho Cordova, near Sacramento. The hotel was originally built as a Fairfield Inn by Marriott. This 111-room limited service hotel is expected to open as a Red Lion Inn in January 2011.
The second property will be the Red Lion Hotel Oakland International Airport. This property is an independent full service airport hotel with 189 rooms, and is expected to be converted to a Red Lion in early 2011.
Eliassen said, “We are pleased to welcome these properties to the Red Lion system. Historically, Red Lion has had a strong presence in California, and these hotels enhance our footprint and brand. The franchise team has continued to identify quality properties in markets where Red Lion is interested in having a presence and we continue to have active discussions with other property owners.”
Liquidity and Balance Sheet
As of September 30, 2010, the company had approximately $3.0 million in cash and cash equivalents, and outstanding debt of $124.8 million including $36.5 million now classified as current liabilities. The company is currently pursuing financing alternatives to address maturing debts and to supplement working capital.
Capital expenditures during the quarter ended September 30, 2010 totaled $4.1 million. Capital expenditures during 2010 are expected to total $10.8 million for investments in maintenance, technology and hotel improvement projects. All capital needs are expected to be funded with operating cash flow.
Subsequent Event
The company’s Board of Directors has appointed Dan Jackson as Senior Vice President and Chief Financial Officer effective November 10, 2010. Jackson has been involved in senior level finance and strategic planning for more than 20 years, has significant expertise in the hospitality industry and possesses a proven record of motivating and building strong teams. He returns to Red Lion, where he previously served in the roles of Vice President of Corporate Services and Controller from 1985 to 1997. Most recently, Jackson was Executive Vice President and Chief Financial Officer for KinderCare Learning Centers, Inc. and its successor, Knowledge Learning Corporation, where he oversaw all financial operations and worked with investment banks and lenders in negotiating financing for a company with over 1,650 locations.
Outlook for 2010
Based on year-to-date performance and current visibility on the balance of the year, the company is updating its guidance for 2010 as follows:
•	2010 RevPAR for company owned and leased hotels is expected to be up 3.5% — 4.0% when compared to 2009 annualized RevPAR

•	2010 direct hotel operating margin is expected to be down approximately 100 — 150 basis points compared to 2009

•	EBITDA is expected to be between $23 and $24 million, before any special items
Conference Call Information
The company will conduct a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be Interim President and Chief Executive Officer Jon Eliassen and Executive Vice President and Chief Operating Officer George Schweitzer.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1085. International callers should dial (612) 288-0337.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:30 p.m. PDT on November 4, 2010 through December 4, 2010 at (800) 475-6701 or (320) 365-3844 (International) access code — 175826. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale full, select and limited service hotels under its Red Lion® brand. As of September 30, 2010, the RLH hotel network was comprised of 43 hotels located in eight states and one Canadian province, with 8,384 rooms and 419,987 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2009 and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended September 30,
	2010	2009	$ Change	% Change

Revenue:
Hotels	$46,221	$44,756	$1,465	3.3%
Franchise	999	1,046	(47)	-4.5%
Entertainment	2,048	3,861	(1,813)	-47.0%
Other	575	592	(17)	-2.9%

Total revenues	49,843	50,255	(412)	-0.8%

Operating expenses:
Hotels	31,652	30,233	1,419	4.7%
Franchise	789	646	143	22.1%
Entertainment	1,545	2,987	(1,442)	-48.3%
Other	438	528	(90)	-17.0%
Depreciation and amortization	5,216	5,322	(106)	-2.0%
Hotel facility and land lease	1,987	1,750	237	13.5%
Gain on asset dispositions, net	(118)	(85)	33	38.8%
Undistributed corporate expenses	1,431	1,540	(109)	-7.1%

Total expenses	42,940	42,921	19	0.0%

Operating income (loss)	6,903	7,334	(431)	-5.9%

Other income (expense):
Interest expense	(2,282)	(2,268)	(14)	-0.6%
Other income, net	265	49	216	-440.8%

Income (loss) before income taxes	4,886	5,115	(229)	-4.5%

Income tax expense (benefit)	1,729	1,723	6	0.3%

Net Income (loss) from continuing operations	3,157	3,392	(235)	-6.9%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax benefit (expense) of $36 and $(128)	(68)	248	(316)	nm
Income (loss) on disposal of discontinued business units, net of income tax benefit (expense) of $20 and $0	(38)	—	(38)	nm

Net Income (loss) from discontinued operations	(106)	248	(354)	nm

Net income (loss)	3,051	3,640	(589)	-16.2%

Net Income (loss) attributable to noncontrolling interest	(7)	(5)	(2)	40.0%

Net income (loss) attributable to Red Lion Hotels Corporation	$3,044	$3,635	$(591)	-16.3%

Earnings per share — Basic
Net income (loss) from continuing operations	$0.17	$0.19
Net income (loss) from discontinued operations	$(0.01)	$0.01
Net income (loss) attributable to Red Lion Hotels Corporation	$0.16	$0.20
Weighted average shares — basic (1)	18,514	18,157

Earnings per share — Diluted
Net income (loss) from continuing operations	$0.17	$0.19
Net income (loss) from discontinued operations	$(0.01)	$0.01
Net income (loss) attributable to Red Lion Hotels Corporation	$0.16	$0.20
Weighted average shares — diluted (1)	18,710	18,306

EBITDA (2)	$12,221	$13,094	$(873)	-6.7%
EBITDA as a percentage of revenues	24.5%	26.1%

EBITDA from continuing operations (2)	$12,377	$12,700	$(323)	-2.5%
EBITDA from continuing operations as a percentage of revenues	24.8%	25.3%

(1)	For the three months ended September 30, 2010, 109,924 of the 793,083 options to purchase common shares outstanding as of that date were considered dilutive, as were 42,619 of the 229,547 restricted stock units outstanding. For the three months ended September 30, 2009, 72,258 of the 1,212,771 options to purchase common shares outstanding as of that date were considered dilutive. Of the 250,195 restricted stock units outstanding, 31,310 shares were considered dilutive during the third quarter of 2009. For both comparative periods, all of the 44,837 convertible operating partnership units, respectively, were considered dilutive.

(2)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Nine months ended September 30,
	2010	2009	$ Change	% Change

Revenue:
Hotels	$115,473	$115,929	$(456)	-0.4%
Franchise	2,446	2,845	(399)	-14.0%
Entertainment	6,866	8,968	(2,102)	-23.4%
Other	1,815	1,986	(171)	-8.6%

Total revenues	126,600	129,728	(3,128)	-2.4%

Operating expenses:
Hotels	86,864	85,357	1,507	1.8%
Franchise	2,177	1,764	413	23.4%
Entertainment	5,544	7,375	(1,831)	-24.8%
Other	1,275	1,609	(334)	-20.8%
Depreciation and amortization	15,590	15,544	46	0.3%
Hotel facility and land lease	5,512	5,271	241	4.6%
Gain on asset dispositions, net	(273)	(140)	133	95.0%
Undistributed corporate expenses (1)	5,237	4,526	711	15.7%

Total expenses	121,926	121,306	620	0.5%

Operating income	4,674	8,422	(3,748)	-44.5%

Other income (expense):
Interest expense	(6,832)	(6,297)	(535)	-8.5%
Other income, net	312	111	201	-181.1%

Income (loss) before income taxes	(1,846)	2,236	(4,082)	nm

Income tax (benefit) expense	(843)	589	(1,432)	nm

Net income (loss) from continuing operations	(1,003)	1,647	(2,650)	nm

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax benefit (expense) of $181 and $(97)	(351)	188	(539)	nm
Income (loss) on disposal of discontinued business units, net of income tax benefit (expense) of $20 and $3	(38)	(5)	(33)	nm

Net Income (loss) from discontinued operations	(389)	183	(572)	nm

Net income (loss)	(1,392)	1,830	(3,222)	nm

Net income (loss) attributable to noncontrolling interest	3	(5)	8	nm

Net income (loss) attributable to Red Lion Hotels Corporation (1)	$(1,389)	$1,825	$(3,214)	nm

Earnings per share — Basic
Net income (loss) from continuing operations	$(0.05)	$0.09
Net Income (loss) from discontinued operations	$(0.02)	$0.01
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.07)	$0.10
Weighted average shares — basic (2)	18,402	18,089

Earnings per share — Diluted
Net income (loss) from continuing operations	$(0.05)	$0.09
Net Income (loss) from discontinued operations	$(0.02)	$0.01
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.07)	$0.10
Weighted average shares — diluted (2)	18,402	18,119

EBITDA (1,3)	$20,021	$24,409	$(4,388)	-18.0%
EBITDA as a percentage of revenues	15.8%	18.8%

EBITDA from continuing operations (1,3)	$20,579	$24,072	$(3,493)	-14.5%
EBITDA from continuing operations as a percentage of revenues	16.3%	18.6%

(1)	Includes $1.2 million of cash and non-cash expense recorded in the first quarter of 2010 related to the separation of the company’s former President and CEO, as discussed further in this release under Disclosure of Special Items.

(2)	For the nine months ended September 30, 2010, all of the 793,083 options to purchase common shares outstanding as of that date were considered anti-dilutive due to the loss for the period, as were the 229,547 restricted stock units outstanding. For the nine months ended September 30, 2009, none of the 1,212,771 options to purchase common shares outstanding as of that date were considered dilutive, as the grant date stock price of all options outstanding was above the weighted average price of the Company’s common stock during that period. Similarly, none of the 250,195 restricted stock units outstanding were considered dilutive. For the nine months ended September 30, 2010 all of the 44,837 convertible operating partnership units were considered anti-dilutive due to the loss for the period. For the nine months ended September 30, 2009 29,946 of the 44,837 convertible operating partnership units were considered dilutive.

(3)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	September 30,	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$3,046	$3,881
Restricted cash	5,643	3,801
Accounts receivable, net	8,626	6,993
Inventories	1,329	1,341
Prepaid expenses and other	2,564	3,199
Assets of discontinued operations	—	61

Total current assets	21,208	19,276

Property and equipment, net	278,340	285,601
Goodwill	28,042	28,042
Intangible assets, net	10,067	10,199
Other assets, net	7,211	7,337
Noncurrent assets of discontinued operations	—	181

Total assets	$344,868	$350,636

Liabilities:
Current liabilities:
Accounts payable	$9,570	$6,079
Accrued payroll and related benefits	3,417	2,402
Accrued interest payable	263	318
Advance deposits	725	496
Other accrued expenses	10,638	7,910
Revolving credit facility	16,000	—
Long-term debt, due within one year	20,481	3,171
Liabilities of discontinued operations	—	29

Total current liabilities	61,094	20,405

Revolving credit facility	—	26,000
Long-term debt, due after one year	57,483	77,151
Deferred income	8,068	8,638
Deferred income taxes	11,341	12,595
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	168,811	175,614

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock — 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock — 50,000,000 shares authorized; $0.01 par value; 18,578,423 and 18,180,104 shares issued and outstanding	186	182
Additional paid-in capital, common stock	144,901	142,479
Retained earnings	30,957	32,346

Total Red Lion Hotels Corporation stockholders’ equity	176,044	175,007

Noncontrolling interest	13	15

Total equity	176,057	175,022

Total liabilities and stockholders’ equity	$344,868	$350,636

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Nine months ended September 30,
	2010	2009
Operating activities:
Net income (loss)	$(1,392)	$1,830
Adjustments to reconcile net income (loss) attributable to Red Lion Hotels Corporation to net cash provided by operating activities:
Depreciation and amortization	15,624	15,603
Gain on disposition of property, equipment and other assets, net	(273)	(132)
Impairment Loss	58	—
Deferred income tax provision (benefit)	(1,254)	872
Equity in investments	11	16
Stock based compensation expense	1,341	941
Provision for doubtful accounts	196	103
Change in current assets and liabilities:
Restricted cash	(1,842)	178
Accounts receivable	(2,171)	1,531
Inventories	21	123
Prepaid expenses and other	680	(679)
Accounts payable	3,490	(5,344)
Accrued payroll and related benefits	1,252	(1,011)
Accrued interest payable	(55)	1
Deferred lease income	—	900
Other accrued expenses and advance deposits	2,713	4,316

Net cash (used in) provided by operating activities	18,399	19,248

Investing activities:
Purchases of property and equipment	(7,902)	(15,106)
Proceeds from disposition of property and equipment	100	16
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	395	(1,021)

Net cash (used in) provided by investing activities	(7,434)	(16,138)

Financing activities:
Borrowings on revolving credit facility	10,500	5,000
Repayment of revolving credit facility	(20,500)	(19,000)
Repayment of long-term debt	(2,358)	(2,237)
Proceeds from stock options exercised	800	—
Proceeds from issuance of common stock under employee stock purchase plan	130	119
Additions to deferred financing costs	(292)	(153)
Common stock redeemed	(84)	(11)

Net cash (used in) provided by financing activities	(11,804)	(16,282)

Net cash in discontinued operations	4	(15)

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(835)	(13,187)
Cash and cash equivalents at beginning of period	3,881	18,216

Cash and cash equivalents at end of period	$3,046	$5,029

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of September 30, 2010

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	31	6,121	304,566
Red Lion Franchised Hotels	12	2,263	115,421

Total Red Lion Hotels	43	8,384	419,987

Comparable Hotel Statistics (1)

	Three months ended September 30, 2010			Three months ended September 30, 2009
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	70.1%	$90.50	$63.46	68.5%	$85.57	$58.58
Franchised Hotels	63.9%	$78.24	$50.03	62.6%	$77.26	$48.39

Total System Wide	68.5%	$87.50	$59.93	66.9%	$83.53	$55.90

Change from prior comparative period:
Owned and Leased Hotels	1.6	5.8%	8.3%
Franchised Hotels	1.3	1.3%	3.4%

Total System Wide	1.6	4.8%	7.2%

	Nine months ended September 30, 2010			Nine months ended September 30, 2009
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	59.3%	$85.74	$50.83	58.4%	$83.74	$48.90
Franchised Hotels	54.1%	$77.49	$41.91	54.8%	$78.40	$42.96

Total System Wide	57.9%	$83.72	$48.49	57.5%	$82.40	$47.34

Change from prior comparative period:
Owned and Leased Hotels	0.9	2.4%	3.9%
Franchised Hotels	(0.7)	-1.2%	-2.4%

Total System Wide	0.4	1.6%	2.4%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
In the first quarter of 2010, the Company recorded an expense of $1.2 million from the separation of its former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the nine months ended September 30, 2010 compared to 2009 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of certain earnings measures from continuing operations before special items to a loss after special items.

	Nine months ended September 30, 2010			Nine months ended September 30, 2009
($ in thousands except per share data)	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS

Amount before special item	$(217)	$21,798	$(0.01)	$1,647	$24,072	$0.09

Special items:
Separation costs (1)	(1,219)	(1,219)	(0.06)	—	—	—
Income tax expense of special item (2)	433	—	0.02	—	—	—

Amount per consolidated statement of continuing operations	$(1,003)	$20,579	$(0.05)	$1,647	$24,072	$0.09

Change from the comparative period:
Amount before special item	-113.2%	-9.4%	-113.1%
Amount per consolidated statement of operations	-160.9%	-14.5%	-160.6%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Impact of Change in Accounting Principle on Consolidated Financial Statements
(unaudited)
In June 2009, the FASB issued changes to the consolidation guidance applicable to variable interest entities (“VIE”) that became effective for us on January 1, 2010. Under the new guidance, we have determined that our cooperative marketing fund, referred to as the Central Program Fund (“CPF”), now meets the definition of a VIE and should be included in our consolidated financial statements. For additional information on the CPF, see Note 2 of Notes to Consolidated Financial Statements for the year ended December 31, 2009, previously filed with the SEC on Form 10-K.
The CPF acts as an agent for our owned and leased hotels and for our franchisees, and was created to provide services to all member hotels including certain advertising services, frequent guest program administration, reservation services, national sales promotions and brand and revenue management services intended to increase sales and enhance the reputation of the Red Lion brand. The activities of the CPF benefit our owned and leased hotels as well as our franchise properties, however, historically only the proportionate share of CPF expenses for our owned and leased hotels were recognized in our consolidated financial statements. Based on the new guidance, we will now include all of the expenses and other balances of the CPF in our consolidated financial statements, including revenue received from franchisees to support CPF activities. There have been no changes to the organization, structure or operating activities of the CPF since its inception in 2002.
The adoption of these changes were applied retrospectively, including the recording of the $1.0 million net of tax impact of cumulative effect of change in accounting principle as of the earliest period presented in this release. The consolidated financial statements included in this release have been adjusted to conform to the new treatment. The table below represents the impact on consolidation of the CPF for the three and nine months ended September 30, 2010 and 2009, which added additional income (expense) before impact of income tax of $(59) thousand and $646 thousand, respectively, during the third quarter periods, and $(1.0) million and $(416) thousand, respectively, during the first nine months of 2010 and 2009.

	Three months ended September 30, 2010			Three months ended September 30, 2009
	Amounts			Amounts
	before	Impact of		before	Impact of
($ in thousands except per share data)	CPF	CPF	As reported	CPF	CPF	As reported

Revenue:
Hotels	$46,221	$—	$46,221	$44,756	$—	$44,756
Franchise	393	606	999	389	657	1,046
Entertainment	2,048	—	2,048	3,861	—	3,861
Other	575	—	575	592	—	592

Total revenues	49,237	606	49,843	49,598	657	50,255

Operating expenses:
Hotels	31,720	(68)	31,652	30,854	(621)	30,233
Franchise	159	630	789	154	492	646
Entertainment	1,545	—	1,545	2,987	—	2,987
Other	438	—	438	528	—	528
Depreciation and amortization	5,216	—	5,216	5,322	—	5,322
Hotel facility and land lease	1,987	—	1,987	1,750	—	1,750
Gain on asset dispositions, net	(118)	—	(118)	(85)	—	(85)
Undistributed corporate expenses	1,431	—	1,431	1,540	—	1,540

Total expenses	42,378	562	42,940	43,050	(129)	42,921

Operating income (loss)	6,859	44	6,903	6,548	786	7,334

Other income (expense):
Interest expense	(2,282)	—	(2,282)	(2,268)	—	(2,268)
Other income, net	368	(103)	265	189	(140)	49

Income (loss) before income taxes	4,945	(59)	4,886	4,469	646	5,115

Income tax (benefit) expense	1,729	—	1,729	1,723	—	1,723

Income (loss) from continuing operations	3,216	(59)	3,157	2,746	646	3,392

Net income (loss) per share from continuing operations	$0.17	$(0.00)	$0.17	$0.16	$0.03	$0.19

Weighted-average shares — diluted	18,710	18,710	18,710	18,306	18,306	18,306
EBITDA from continuing operations	$12,436	$(59)	$12,377	$12,054	$646	$12,700

	Nine months ended September 30, 2010			Nine months ended September 30, 2009
	Amounts			Amounts
	before	Impact of		before	Impact of
($ in thousands except per share data)	CPF	CPF	As reported	CPF	CPF	As reported

Revenue:
Hotels	$115,473	$—	$115,473	$115,929	$—	$115,929
Franchise	1,022	1,424	2,446	1,397	1,448	2,845
Entertainment	6,866	—	6,866	8,968	—	8,968
Other	1,815	—	1,815	1,986	—	1,986

Total revenues	125,176	1,424	126,600	128,280	1,448	129,728

Operating expenses:
Hotels	86,352	512	86,864	85,383	(26)	85,357
Franchise	595	1,582	2,177	300	1,464	1,764
Entertainment	5,544	—	5,544	7,375	—	7,375
Other	1,275	—	1,275	1,609	—	1,609
Depreciation and amortization	15,590	—	15,590	15,544	—	15,544
Hotel facility and land lease	5,512	—	5,512	5,271	—	5,271
Gain on asset dispositions, net	(273)	—	(273)	(140)	—	(140)
Undistributed corporate expenses	5,237	—	5,237	4,526	—	4,526

Total expenses	119,832	2,094	121,926	119,868	1,438	121,306

Operating income (loss)	5,344	(670)	4,674	8,412	10	8,422

Other income (expense):
Interest expense	(6,832)	—	(6,832)	(6,297)	—	(6,297)
Other income, net	653	(341)	312	537	(426)	111

Income (loss) before income taxes	(835)	(1,011)	(1,846)	2,652	(416)	2,236

Income tax (benefit) benefit	(843)	—	(843)	589	—	589

Net income (loss) from continuing operations	$8	$(1,011)	$(1,003)	$2,063	$(416)	$1,647

Net income (loss) per share from continuing operations	$0.00	$(0.05)	$(0.05)	$0.11	$(0.02)	$0.09

Weighted-average shares — diluted	18,402	18,402	18,402	18,119	18,119	18,119
EBITDA from continuing operations	$21,590	$(1,011)	$20,579	$24,488	$(416)	$24,072
The activities of the CPF are cyclical throughout any one year. For the quarters ended September 30, 2009 and December 31, 2009, EBITDA was positively impacted by $646 thousand and $394 thousand, respectively. The total impact on EBITDA for the year ended December 31, 2009 related to the CPF will be a negative adjustment of $24 thousand, compared to a positive impact of $105 thousand for the year ended December 31, 2008. We expect the net impact to be immaterial to full year 2010 results as well.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA to net income attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

EBITDA	$12,221	$13,094	$20,021	$24,409
Income tax benefit (expense)	(1,674)	(1,852)	1,046	(683)
Interest expense	(2,282)	(2,268)	(6,832)	(6,297)
Depreciation and amortization	(5,221)	(5,339)	(15,624)	(15,604)

Net income (loss) attributable to Red Lion Hotels Corporation	$3,044	$3,635	$(1,389)	$1,825

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

EBITDA from continuing operations	$12,377	$12,700	$20,579	$24,072
Income tax benefit (expense)	(1,729)	(1,723)	843	(589)
Interest expense	(2,282)	(2,268)	(6,832)	(6,297)
Depreciation and amortization	(5,216)	(5,322)	(15,590)	(15,544)
Discontinued operations, net of tax	(106)	248	(389)	183

Net income (loss) attributable to Red Lion Hotels Corporation	$3,044	$3,635	$(1,389)	$1,825

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.